EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iteris, Inc. and subsidiaries of our report dated June 17, 2015, relating to our audit of the consolidated financial statements of Iteris, Inc. and subsidiaries which appear in the Annual Report on Form 10-K of Iteris, Inc. and subsidiaries for the year ended March 31, 2015.

/s/ RSM US LLP

Irvine, CA

November 28, 2017